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                       SECURITIES AND EXCHANGE COMMISSION


                              Washington, DC 20549



                                    Form 8-K


                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                       Date of Report:  February 15, 1995



                                   AT&T Corp.


A New York                      Commission File             I.R.S. Employer
Corporation                        No. 1-1105               No. 13-4924710


            32 Avenue of the Americas, New York, New York 10013-2412

                        Telephone Number (212) 387-5400

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Form 8-K
February 15, 1995                                AT&T Corp.

Item 5. Other Events

     LIN Broadcasting Corporation

     As previously reported, LIN Broadcasting Corporation ( LIN ) is 52% owned by McCaw Cellular Communications, Inc. ("McCaw"), a wholly owned subsidiary of AT&T Corp. ("AT&T"). Under a private market value guarantee agreement (the PMVG ) between McCaw and LIN, a process began on January 1, 1995, to determine the private market value per share of LIN (the Private Market Price ) using independent appraisers, as set forth below. After the Private Market Price is determined, McCaw will have 45 days to decide whether to proceed with the acquisition of all the public shares at that price, subject to the approval of the LIN public shareholders.

     AT&T and McCaw have not made any decision as to whether McCaw should proceed with an acquisition of the LIN public shares. If the Private Market Price is set at a level that AT&T and McCaw believe is reasonable, AT&T and McCaw expect that McCaw would seek to proceed with an acquisition. Any such acquisition would involve a substantial capital expenditure. The public shareholders hold approximately 25 million shares of LIN. If the Private Market Price is set at a level that AT&T and McCaw believe is not reasonable, AT&T and McCaw expect that McCaw would not proceed with an acquisition. If McCaw does not proceed with an acquisition, the agreement provides that McCaw will put LIN in its entirety up for sale under the direction of the LIN independent directors, subject to the approval of the LIN public shareholders.

     Pursuant to the PMVG, each of McCaw and the LIN independent directors retained an appraiser (hereinafter, the McCaw Appraiser and the LIN Appraiser, respectively,) in each case to determine the private market value per share of LIN as defined under the PMVG. On February 15, 1995, the McCaw Appraiser and the LIN Appraiser determined that value to be $105 per share (the Lower Appraised Amount ) and $155 per share (the Higher Appraised Amount ), respectively. Because these appraisals differ by more than 10%, a jointly designated appraiser (the Mutually Designated Appraiser ) has been selected to arrive at its determination of the private market value per share as defined under the PMVG (the Mutually Appraised Amount ). The process calls for the Mutually Designated Appraiser to complete its appraisal by March 7, 1995.

     The Private Market Price will be determined as follows: If the Mutually Appraised Amount is in the lower third of the range from $105 per share to $155 per share (i.e., equal to or less than $121 2/3 per share), the Private Market Price will be the average of the Mutually Appraised Amount and $105 per share. If the Mutually Appraised Amount is in the top third of the difference (i.e., equal to or higher than $138 1/3 per share),





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Form 8-K
February 15, 1995                                AT&T Corp.

the Private Market Price will be the average between the Mutually Appraised Amount and $155 per share. If the Mutually Appraised Amount is in the midrange between $121 2/3 per share and $138 1/3 per share, then the Private Market Price will be the Mutually Appraised Amount.

     In connection with this matter, three purported class action suits have been filed against AT&T and others, as described below. On February 17, 1995, two purported class actions were filed in the Delaware Chancery Court entitled Fried v. MMM Holdings Inc., et al. and Blake v. AT&T Corp., et al. (the Delaware Complaints ). On February 21, 1995, a purported class action was filed in New York State Supreme Court against AT&T and its directors entitled Katz v. Robert E. Allen, et al. (the New York
Complaint ). The Delaware Complaints allege that AT&T, among others, has violated its fiduciary duties, and one of the Delaware Complaints alleges that AT&T, among others, has violated its obligations under the PMVG, in each case by virtue of, among other things, the McCaw Appraiser s view that the private market value of LIN as defined under the PMVG is $105 per share. The New York Complaint similarly alleges that AT&T and its directors have violated their fiduciary duties by virtue of, among other things, the McCaw Appraiser s determination under the PMVG. AT&T believes that the complaints are without merit.

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Form 8-K
February 15, 1995                                           AT&T Corp.








                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.









                                         AT&T Corp.





                                    By:  S.L. Prendergast
                                         Vice President and Treasurer








February 23, 1995